Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle Albany, NY 12203 www.twec.com
NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER RESULTS

Net Loss Reduced By 54%

          Albany, NY, August 18, 2011 — Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its second quarter ended July 30, 2011. For the second quarter of 2011, the Company reported an $8.5 million or 54% reduction in its net loss to $7.3 million, or $0.23 per share, as compared to a net loss of $15.8 million or $0.50 per share for the same period last year.

          For the second quarter, total sales decreased 20% to $108.0 million compared to $135.8 million in 2010. Comparable store sales for the quarter decreased 6%. During the quarter, the Company operated an average of 442 stores compared to 538 stores last year, an 18% decline.

          Gross profit for the quarter was $40.0 million or 37.0% of sales as compared to $45.7 million or 33.7% of sales for the same period last year. The increase in gross profit as a percentage of sales was due to higher margin rates across all product categories and the leveraging of distribution and freight expenses primarily due to the closing of a distribution center in Carson, California last year.

          Selling, general and administrative expenses decreased 22% for the quarter to $44.8 million or 41.5% of sales, compared to $57.8 million, or 42.5% of sales in the comparable period last year. The reduction in SG&A expenses was due to the closing of underperforming stores and continued effective expense management.

          Total sales for the twenty-six week period ended July 30, 2011 decreased 18% to $239.5 million, compared to $292.3 million in 2010. Comparable store sales for the twenty-six week period ended July 30, 2011 decreased 4%. Net loss for the twenty-six week period improved $17.4 million, or 64%, to $9.8 million or $0.31 per share versus $27.2 million or $0.87 per share last year.

          Cash on hand at the end of the quarter was $22.5 million compared to $10.5 million in 2010. The Company has not had any borrowings under its line of credit this year.

          Trans World will host a teleconference call today, Thursday, August 18, 2011, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

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TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended

	July 30, 2011	% to Sales	July 31, 2010	% to Sales	July 30, 2011	% to Sales	July 31, 2010	% to Sales

Net sales	$107,990		$135,804		$239,486		$292,342

Cost of sales	67,999	63.0%	90,075	66.3%	151,206	63.1%	195,089	66.7%

Gross profit	39,991	37.0%	45,729	33.7%	88,280	36.9%	97,253	33.3%

Selling, general and administrative expenses	44,810	41.5%	57,766	42.5%	93,064	38.9%	117,081	40.0%

Depreciation and amortization	1,606	1.5%	2,788	2.1%	3,321	1.5%	5,651	2.0%

Loss from operations	(6,425)	-6.0%	(14,825)	-10.9%	(8,105)	-3.4%	(25,479)	-8.7%

Interest expense, net	793	0.7%	815	0.6%	1,624	0.7%	1,504	0.5%

Loss before income taxes	(7,218)	-6.7%	(15,640)	-11.5%	(9,729)	-4.1%	(26,983)	-9.2%
Income tax expense	60	0.1%	141	0.1%	96	0.0%	215	0.1%

Net loss	$(7,278)	-6.8%	$(15,781)	-11.6%	$(9,825)	-4.1%	$(27,198)	-9.3%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.23)		$(0.50)		$(0.31)		$(0.87)

Weighted average number of common shares outstanding - basic and diluted	31,455		31,424		31,440		31,409

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	July 30, 2011	July 31, 2010

Cash and cash equivalents	$22,494	$10,505
Merchandise inventory	205,452	237,141
Fixed assets (net)	18,816	29,074
Accounts payable	58,896	69,233
Borrowings under line of credit	—	—
Long-term debt, less current portion	4,778	6,208

Stores in operation	440	534